Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated April 16, 2015 (except Note 3, Note 8, Note 9, Note 10, Note 11, Note 14 and Note 17 to which the date is July 6, 2015), with respect to the consolidated financial statements of Chiasma, Inc. included in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-204949) and related Prospectus of Chiasma, Inc. for the registration of its common stock.

/s/ Kost Forer Gabbay & Kasierer
July 15, 2015	Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel	A Member of Ernst & Young Global